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                                                                     EXHIBIT 2.2


                      AMENDMENT NO. 1 TO MERGER AGREEMENT

         THIS AMENDMENT NO. 1 TO MERGER AGREEMENT (this "Amendment") is entered into as of October 31, 1995, by and among CROWN CRAFTS, INC., a Georgia corporation ("Crown Crafts"), CC ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Crown Crafts ("Merger Sub"), THE RED CALLIOPE AND ASSOCIATES, INC., a California corporation ("Red Calliope" or the "Company"), STANLEY GLICKMAN, an individual resident of the State of California ("Mr. Glickman"), and CAROL GLICKMAN, an individual resident of the State of California ("Mrs. Glickman") (Mr. Glickman and Mrs. Glickman, individually and as trustees of the Glickman Family Trust and as partners in the Glickman Family Investment Partnership, being referred to collectively as the "Glickmans"), and NEAL FOHRMAN, an individual resident of the State of California ("Mr. Fohrman").

                       W I T N E S S E T H:

         WHEREAS, the parties hereto (other than Mrs. Glickman) have entered into that certain Merger Agreement (the "Merger Agreement"), dated as of October 8, 1995, by and among Crown Crafts, Merger Sub, Red Calliope, Mr. Glickman and Mr. Fohrman;

         WHEREAS, the parties hereto have determined that it is desirable to amend the Merger Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, the parties hereto hereby agree as follows:

         SECTION 1.       AMENDMENT OF SECTION 2.6.  Section 2.6
of the Agreement is hereby amended to read in its entirety as follows:





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                 SECTION 2.6.  CLOSING; EFFECTIVE TIME.  The closing of
         the Merger (the "Closing") shall, unless another date, time or place is agreed to in writing by all parties hereto, take place at the offices of Gibson, Dunn & Crutcher, 333 South Grand Avenue, Los Angeles, California 90071 at 8:00 a.m., Los Angeles time, on October 31, 1995 (the "Closing Date"). If, on or before the Closing Date, all the conditions set forth in Articles 8 and 9 shall have been fulfilled or waived in accordance with the terms hereof and this Agreement shall not have been terminated in accordance with Section 10.3, 10.4 or 10.6, then the parties hereto shall cause to be properly executed and filed on the Closing Date with the Secretary of State of the State of California an agreement of merger and accompanying certificates of approval conforming to law (collectively, the "Certificate of Merger"). The Merger shall become effective as of the time of filing of the properly executed Certificate of Merger. The date and time when the Merger becomes effective is herein referred to as the "Effective Time." Notwithstanding anything to the contrary herein, if at the Effective Time the condition set forth in Section 8.15 hereof is not satisfied, then Crown Crafts may terminate this Agreement, whereupon all of the rights and obligations of the parties under this Agreement shall terminate without liability, except as provided in
         Section 10.2 and except for liability due to a default or breach by any party.

         SECTION 2.       AMENDMENT OF SECTION 6.1(XVII).  Section
6.1(xvii) of the Agreement is hereby amended to read in its entirety as follows:

                 (xvii)   use its reasonable best efforts to
         obtain any consents or approvals required under any Contracts or otherwise that are necessary to complete the Merger or to avoid a Default under any such Contract, provided that Red Calliope shall not be required to make payments in excess of an aggregate of $200,000 in order to obtain such consents and approvals;

         SECTION 3.       AMENDMENT OF SECTION 7.1.  Section 7.1
of the Agreement is hereby amended by adding new paragraph (C) as follows:

                 (C) Notwithstanding the foregoing, from and after the Closing Date the Glickmans, jointly and severally, and Mr. Fohrman shall indemnify and hold harmless each indemnified party from, against and in respect of any and all Losses resulting from, relating to or arising out of any inaccuracy, untruth or incompleteness of any representation or warranty of the Company contained in the third sentence of Section 4.2 hereof, regardless of whether the same was deliberate, reckless, innocent or unintentional. For purposes of this Agreement, but solely as it pertains to actions pursuant to this Section 7.1(C),


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                          (i)     such third sentence of
         Section 4.2 shall be deemed to be amended at the end thereof to add the words "and the Glickmans further represent and warrant that they have never sold or otherwise transferred any shares of the capital stock of the Company other than shares sold or otherwise transferred to the Glickman Family Trust, the Glickman Family Investment Partnership, Edward Tannenbaum, Mr. Fohrman, Elliot Fine (to whom they sold, or otherwise transferred, 215 shares in or about 1991 and to whom they made no other sales or transfers) or the Company"; and

                          (ii)     the term "indemnifying parties"
         shall mean Mr. Fohrman and the Glickmans.

         Any other indemnity and hold harmless provision appearing elsewhere in this Agreement purporting to apply to the third sentence of Section 4.2 hereof shall be subject to and qualified by this Section 7.1(C) and by all other clauses and provisions referring to this Section 7.1(C).

         SECTION 4. AMENDMENT OF SECTION 7.2. Section 7.2 of the Agreement is hereby amended by adding new paragraph (B) as follows:

                 (B)      Notwithstanding the foregoing, in
         connection with any Claim arising pursuant to Section 7.1(C) hereof, the indemnified parties shall follow the procedures required pursuant to Section 7.2(A)(i) hereof, but in the event it is determined that any of the indemnifying parties is required to make a payment to the indemnified parties pursuant to Section 7.1(C), the indemnified parties shall first exhaust all remedies legally available to them to collect such amount from the Glickmans, and only thereafter shall the indemnified parties be entitled to collect any such amounts from Mr. Fohrman, and then only to the extent of the balance not paid by the Glickmans.

         SECTION 5. AMENDMENT OF SECTION 7.4. Section 7.4 of the Agreement is hereby amended to read in its entirety as follows:

                 SECTION 7.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. All of the representations, warranties, covenants and agreements contained in this Agreement or in any attachment, Exhibit, the DISCLOSURE SCHEDULE, certificate, document or list delivered in connection with the Merger shall survive the Closing, any examination by or on behalf of the parties and the consummation of the transactions contemplated herein, but only to the extent specified below:


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                          (i)          except as set forth in
                 clauses (ii), (iii) and (iv) below, the
                 representations and warranties contained in
                 Article 4 hereof shall survive for a period of one (1) year following the Closing Date;

                          (ii)         the representations and
                 warranties contained in Sections 4.1 through and including 4.6, Sections 4.8 and 4.27 and in
                 Article 5 shall survive as to any claim covered thereby for so long as any statute of limitations for such claim remains open, in whole or in part, including, without limitation, by reason of waiver or extension of such statute of limitations;

                          (iii)   the representations and
                 warranties contained in Sections 4.16 and 4.25 shall survive for a period of three (3) years following the Closing Date; and

                          (iv)         notwithstanding the
                 foregoing, the representation and warranty contained in the third sentence of Section 4.2, for which indemnification is provided in
                 Section 7.1(C) hereof, shall survive as to any claim covered thereby for so long as any statute of limitations for such claim remains open, in whole or in part, including, without limitation, by reason of waiver or extension of such statute of limitations.

         SECTION 6.       AMENDMENT OF SECTION 7.5.  Section 7.5
of the Agreement is hereby amended to read in its entirety as follows:

                 SECTION 7.5.  LIMITATIONS AS TO AMOUNT.

                          (A)     Mr. Glickman and Mr. Fohrman
                 shall not have any liability with respect to the matters described in Section 7.1 (B) until the total of all Losses with respect thereto (not including Losses with respect to the matters described in Section 7.1(C)) exceeds $50,000 in which event Mr. Glickman and Mr. Fohrman shall be obligated to indemnify the indemnified party as provided herein for all such Losses, subject to
                 Section 7.5(B).

                          (B)     Except with respect to Claims
                 based upon intentional misrepresentation or intentional breach of warranty by the Company,
                 (i) the liability of Mr. Glickman or Mr. Fohrman under Section 7.1(B) and (C) shall in no event exceed the consideration paid to or on behalf of Mr. Glickman or Mr. Fohrman, as relevant, pursuant to Section 3.1 and (ii) the collective liability of Mr. Glickman and Mr. Fohrman under
                 Section 7.1(B) and (C) shall in no event exceed
                 $7,000,000.

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                          (C)     If the allowance for doubtful
                 accounts set forth on the Closing Balance Sheet exceeds the aggregate amount of accounts receivable reflected on the Closing Balance Sheet that ultimately are uncollectible, such excess allowance shall be credited against any amount that Mr. Glickman and Mr. Fohrman would otherwise be obligated to pay pursuant to Section 7.1(B).

                        (D) Notwithstanding the foregoing, except with respect to Claims based upon intentional misrepresentation or intentional breach of warranty by Mrs. Glickman, the liability of Mrs. Glickman under Section 7.1(C) shall in no event exceed $360,000.

         SECTION 7. AMENDMENT OF SECTION 10.6. Section 10.6 of the Agreement is hereby amended to read in its entirety as follows:

                 SECTION 10.6. OTHER EVENTS OF TERMINATION. This Agreement may be terminated and the Merger may be abandoned by (i) action of the Board of Directors of Crown Crafts if the Effective Time shall not have occurred by the close of business on November 10, 1995 or
         (ii) action of the Board of Directors of either the Company or Crown Crafts (1) if the Effective Time shall not have occurred and this Agreement shall not have been terminated prior to December 31, 1995, or (2) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all reasonable efforts to remove such injunction, order or decree, whereupon all of the rights and obligations of the parties under this Agreement shall terminate without liability, except as provided in Section 10.2 and except for liability in the event the Closing does not occur and this Agreement terminates by reason of a default or breach by any party hereto.

         SECTION 8.       RATIFICATION.  Except as expressly
amended by the terms hereof, the Agreement is hereby reaffirmed by each of the parties hereto.

         IN WITNESS WHEREOF, each of Mr. Glickman, Mrs. Glickman and Mr. Fohrman has duly executed and delivered this Amendment, and each of the Company, Merger Sub and Crown Crafts has caused this Amendment to be duly executed and delivered


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on its behalf by an officer thereunto duly authorized, all as of the date first written above.


                          CROWN CRAFTS, INC.


                          By:
                             -------------------------------
                          Name:   E. Randall Chestnut
                          Title:  Vice President

                          CC ACQUISITION CORP.


                          By:
                             -------------------------------
                          Name:   E. Randall Chestnut
                          Title:  President


                          THE RED CALLIOPE AND ASSOCIATES, INC.


                          By:
                             -------------------------------
                          Name:   Neal Fohrman
                          Title:  President


                          NEAL FOHRMAN, Individually


                          STANLEY GLICKMAN, Individually and as
                          trustee of the Glickman Family Trust and as a partner in the Glickman Family
                          Investment Partnership


                          CAROL GLICKMAN, Individually and as
                          trustee of the Glickman Family Trust and as a partner in the Glickman Family
                          Investment Partnership


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